Exhibit 10.3

THIS PLEDGE ON SHARES AGREEMENT (the “Agreement”), is executed this 11th day of May 2007 (the “Effective Date”) by and among NASCENT WINE COMPANY, INC. (“Pledgor” and jointly with Rafael Morales, the “Pledgors”) as pledgors and MESSRS. ALEJANDRO GUTIÉRREZ PEDERZINI AND LETICIA GUTIÉRREZ PEDERZINI (hereinafter referred to as “Pledgees”) as pledgees, pursuant to the following recitals and clauses. Capitalized terms used herein but not otherwise defined shall have the meanings assigned to such terms in the Stock Purchase Agreement referred to below.

STATEMENTS

1. The parties, through their respective representatives, state that:

1.1 On this date of execution, Pledgors and Pledgees have entered into a Stock Purchase Agreement (as amended, restated, supplemented and in effect from time to time, the “Stock Purchase Agreement”), pursuant to which the Pledgors have acquired the shares of a Mexican corporation named Pasani, S.A. de C.V. (hereinafter “Pasani”).

1.2 Pursuant to the Stock Purchase Agreement, Pledgor made a Promissory Note on this date of execution, in the principal amount of USD $1,500,000 for the benefit of Pledgees (the “Promissory Note”), to document Pledgor’s payment of the purchase price under the Stock Purchase Agreement.

1.3 In consideration for the amount owed under the Promissory Note, Pledgors agree to pledge 100% of the total shares (hereinafter referred to as the “Pledged Shares”) representing the capital stock of Pasani.

1.4 Their respective representatives have sufficient authority to enter into this Agreement and said authority has not been limited, revoked or modified in any manner whatsoever.

1.5 There has been no error, fraud, deceit, bad faith or duress in the execution of this Agreement.

2. Pledgors, represent and warrant that:

2.1 Pledgor is a corporation duly organized and existing under the laws of the State of Nevada, United States of America.

2.2 Pledgor owns 299 shares representative of the fixed capital of Pasani; Rafael Morales on the other hand owns 1 share representative of the fixed capital of Pasani which are free from all liens, encumbrances and limitations of domain.

2.3 Pledgors as shareholders of Pasani have taken all necessary corporate action, to pledge the “Pledged Shares”, through the Shareholders Resolutions dated as of May 9, 2007, attached to this Agreement as Exhibit “A”, as well as the Stock Certificates that represent such “Pledged Shares” properly endorsed in guaranty in favor of Pledgees, as provided in Exhibit “B” attached hereto.

2.4 With the purpose of guaranteeing the full payment and performance of the obligations of Pledgor under the Promissory Note, Pledgors grant a security interest in the Pledged Shares under the terms hereof.

2.5 Pledgors are not the subject of any pending (or to the knowledge of Pledgors, threatened) litigation, judgment, action, charge, claim, demand, suit, petition, or arbitration of any nature or matter, in each case, which could reasonably be expected to result in a Material Adverse Effect (as defined in the Stock Purchase Agreement).

3. Pledgees, through their legal representative, represent and warrant that:

Each of them is an individual, citizen of the United Mexican States (“Mexico”) and able to legally bind under the terms hereof.

Having stated the foregoing, the parties grant the following:

CLAUSES

FIRST. PLEDGE. To guarantee to Pledgee: (i) full and punctual payment of the Promissory Note; and (ii) compliance by the Pledgors with the obligations of Pledgors set forth under Promissory Note, as well as the obligations of Pledgors derived from this Agreement, the law or judicial resolutions in favor of Pledgee (all the obligations mentioned above shall be hereinafter collectively referred to as “Guaranteed Obligations”), Pledgors  in terms of Article 334 II of the General Law of Negotiable Instruments and Credit Transactions of Mexico (Ley General de Títulos y Operaciones de Crédito) (hereinafter referred to as the “LGTOC”), hereby grant in favor of Pledgees a security interest in the Pledged Shares including all the corresponding economic and corporate rights. The Pledgee hereby accepts the security interest in the Pledged Shares (hereinafter referred to collectively as the “Pledge”).

As required under Article 334, Section II of the LGTOC, on the date hereof the Pledgors shall: a) deliver to Pledgee the duly endorsed Share certificates issued by Pasani stating that such “Pledged Shares” have been pledged in favor of the

Pledgee; b) deliver to the Pledgee a certified copy by the corporate secretary of the registry entries of Pasani’s Shareholders Registry Book (Libro de Registro de Accionistas) containing the respective notation evidencing that the “Pledged Shares” have been pledged to the Pledgees; and c) deliver to the Pledgee the day after execution of this Agreement a letter substantially in the form of Exhibit “C” hereto.

SECOND. RECEIPT. The Pledgors and Pledgees hereby agree that the execution of this Agreement constitutes the acknowledgment of receipt of the “Pledged Shares” by the Pledgors, as set forth in Article 337 of the LGTOC.

THIRD. LOCATION OF THE PLEDGED SHARES. The parties agree that Pledgees shall keep the Pledged Shares certificates at:

102 Swede Creek
Boerne, Texas, 78006,

or successor office of the Pledgee under the custody of Pledgee.

FOURTH. [Omitted.]

FIFTH. REPRESENTATIONS AND WARRANTIES BY PLEDGORS.  Pledgors represent and warrant that prior to the date hereof, Pledgors have taken all necessary corporate action at the level of Pasani in order to create the security interest in the “Pledged Shares”.

SIXTH. EVENTS OF DEFAULT; NOTICE TO PLEDGEES.  If any of the events of default (hereinafter referred to as an “Event of Default”) described herein below shall have occurred, the Pledgees shall have the right to exercise immediately its rights of execution under this Agreement:

(a)  Failure to Make Payments When Due.  Failure by Pledgor to pay when due any installment due under the Promissory Note; or

(b)  Breach.  A breach of any provision of this Agreement or the Promissory Note; or

(c)  Involuntary Bankruptcy; Appointment of Receiver.  (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Pledgors or Pasani in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Pledgors or Pasani under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Pledgors or Pasani, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Pledgors or Pasani for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Pledgors or Pasani, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

(d)  Voluntary Bankruptcy; Appointment of Receiver.  (i) Pledgors or Pasani shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Pledgors or Pasani shall make any assignment for the benefit of creditors; or (ii) Pledgors or Pasani shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Pledgor or Pasani (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein; or

(e)  Judgments and Attachments.  Any money judgment, writ or warrant of attachment or similar process involving in any individual case or in the aggregate an amount in excess of USD $250,000.00 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Pledgors or Pasani or any of their respective assets in a court of last resort pursuant to a final, non-appealable order and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); or

(f) Dissolution.  Any order, judgment or decree shall be entered against any Pledgor decreeing the dissolution or split up of such Pledgor and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or

SEVENTH. [Omitted.]

EIGHTH. DIVIDENDS AND OTHER ECONOMIC DISTRIBUTIONS.  During the term hereof, Pledgors shall refrain from decreeing or distributing any dividends and/or any other economic distributions of Pasani without the prior written consent of Pledgees.

NINTH. REMEDIES.  In case an Event of Default exists and remains in existence, the Pledgees may exercise all rights, powers and remedies for their protection in order to ensure fulfillment of their rights with respect to the “Pledged Shares”.  Said remedies shall include but may not be limited to the following:

i.                       Pledgees shall have the exclusive right to exercise each and all of the voting rights with respect to the “Pledged Shares” provided that Pledgees shall vote said “Pledged Shares” pursuant to the provisions of Article 338 of the LGTOC.  For the purposes hereof, Pledgors hereby grant an irrevocable power of attorney under Articles 2554 and 2596 of the Civil Code for Mexico City, Federal District in favor of Pledgees in order to exercise the voting rights with respect to the “Pledged Shares”.

ii.                    Pledgors agree that in case an Event of Default occurs and the same continues without being cured, subject to the statutory provisions, Pledgees shall have the right to request the judicial approval provided for under Article 341 of the LGTOC and proceed to the sale of the “Pledged Shares”.

TENTH. EXECUTION.  In case (i) an Event of Default arises and is continuing; or (ii) the Pledgors fail to meet the Guaranteed Obligations, Pledgees or their designees shall have the right to execute the pledge at Pledgors’ cost and expense, pursuant to the proceedings provided for under Mexico’s legislation.  The proceeds arising of the sale of the “Pledged Shares” shall be applied to:

i.                       payment of reasonable and documented expenses incurred by virtue of the execution of the pledge including but not limited to, the judicial costs and reasonable attorneys’ fees.

ii.                    the balance, if any, shall be immediately tendered to the Pledgors until such time as the Guaranteed Obligations are satisfied in full.

ELEVENTH. GOVERNING LAW; JURISDICTION.  This Agreement shall be interpreted and construed pursuant to the Federal Laws of Mexico.

For any disputes arising out of or in connection with this Agreement, the parties expressly agree to submit themselves to the courts having jurisdiction in Mexico City, Federal District, Mexico, expressly waiving any other venue which could correspond to them due to their present or future domiciles, or due to any other reason.

TWELFTH. INCORPORATION BY REFERENCE.  [Omitted.]

THIRTEENTH. MISCELLANEOUS.

13.1 Notices.  All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

Pledgees:

102 Swede Creek
Boerne, Texas, 78006,
Attention: Mr. Alejandro Gutiérrez Pederzini

With a copy to:

Rubio Villegas y Asociados, S.C.
Río Duero # 31
Col. Cuauhtémoc
Mexico D.F. Mexico  06500
Facsimile: (52-55) 5242-0705
Attention: Carlos Pérez del Toro

and:

Cox Smith Matthews Incorporated
112 E. Pecan, Suite 1100
San Antonio, Texas 78205
Attn: John D. Fisch
Fax: (210) 226-8395

If to Pledgors:

Nascent Wine Company, Inc.
2355-A Paseo de las Americas
San Diego, California 92154
Attn: Sandro Piancone, CEO
Fax No.: (619) 661-9735

With a copy to:

Brownstein Hyatt Farber Schreck, P.C.
410 Seventeenth Street, Suite 2200
Denver, Colorado 80202
Attn: Adam J. Agron
Fax No.: (303) 223-1111

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient) with acknowledge receipt.

Notices delivered through electronic communications to the extent provided in paragraph below, shall be effective as provided in said paragraph.

Change of Address.  Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

Any Notice must be in writing and must be given in person, by mail or by overnight delivery service or by means of fax, and promptly confirmed by mail (with request for assurance of receipt in a manner typical with respect to communications of that type) and shall become effective the day of delivery to the other Party.

13.2 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives, and permitted assigns to the same extent as if each such successor, legal representative, and assign were named as a party hereto; provided, that neither party may transfer its rights or obligations hereunder without the prior written consent of the other party.

13.3 Severability. In the event any one or more of the provisions contained in this Agreement or in the Stock Purchase Agreement or in any other document referred to herein or executed in connection herewith shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, the Stock Purchase Agreement or the other instruments referred to herein or executed in connection herewith.

13.4 Section Headings. The headings contained in this Agreement are for the convenience of the Parties to this Agreement, and are for reference purposes only, and shall not in any way affect the meaning or interpretation of the substantive provisions contained herein.

13.5 Exhibits. All of the Exhibits referred to and attached to this Agreement are by said reference incorporated herein for all purposes.

13.6 Interpretation. Whenever the context hereof shall so require, the singular shall include the plural, and the male gender shall include the female gender and the neuter, and vice-versa.

13.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall together constitute one and the same agreement.

13.8 No Waiver. The failure of Pledgee to insist in any one or more cases upon the strict performance of any of the covenants (affirmative or negative) of this Agreement or to exercise any right herein contained shall not be construed as a waiver or a relinquishment by Pledgee for the future of such covenant or right unless such waiver shall be in writing as provided pursuant to a written amendment to this Agreement.  The receipt by Pledgors of any payment with respect to the Guaranteed Obligations with knowledge of the breach of any covenant, presentation, or warranty hereof shall not be deemed a waiver of such breach, and no waiver by Pledgee of any provision of this Agreement shall be deemed to have been made unless expressed in writing and signed by such party.

13.9 English and Spanish Versions. This Agreement is executed in the English language. A Spanish version may be executed for official purposes, both of which shall be binding upon the parties; provided, however, that in the event of any legal action or proceeding, the English version shall prevail and be binding upon the parties.

13.10 Entire Agreement; Modifications. This Agreement embodies and constitutes the entire understanding between the parties with respect to the transactions contemplated herein, and all prior or contemporaneous agreements, understandings, representations, and statements, oral or written, are merged into this Agreement. Neither this Agreement, nor any term, provision, or condition hereof may be waived, modified, amended, discharged, or terminated except by an instrument in writing signed by the party against whom the enforcement of such waiver, modification, amendment, discharge, or termination is sought, and then only to the extent set forth in such instrument.

13.11 Waivers and Consents.  The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by the written agreement of the parties hereto. Each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given, and shall not constitute a continuing waiver or consent.

13.12 Further Assurances. The parties agree that after the date of execution hereof, they shall execute and deliver such further documents, and take such further actions, as may be necessary or advisable to provide each of the parties with the rights and benefits which are the subject of the transactions contemplated by this Agreement.

13.13 Survival. The representations and warranties of Pledgors hereto shall survive the Closing Date of the transactions contemplated herein and shall remain in full force and effect until the Guaranteed Obligations are paid in full.

13.14 Termination. This Agreement shall terminate when the Guaranteed Obligations have been fully and indefeasibly paid, at which time Pledgee shall reassign and deliver to Pledgor, or to such person or persons as Pledgor shall designate, against receipt therefor, the Pledged Shares, together with appropriate instruments of reassignment and release.  Any such reassignment shall be without recourse to or warranty by Pledgor and at the expense of Pledgor.

[Rest of the Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto execute this Agreement through their duly authorized representatives in Mexico City, on the Effective Date.

PLEDGORS		PLEDGEES

	/s/ Sandro Piancone	/s/ Alejandro Gutiérrez Pederzini
NASCENT WINE COMPANY, INC.		ALEJANDRO GUTIÉRREZ PEDERZINI
By:	Sandro Piancone
Title:	Chief Executive Officer

	/s/ Rafael Morales	/s/ Leticia Gutiérrez Pederzini
By:	Rafael Morales	LETICIA GUTIÉRREZ PEDERZINI

Signature Page of the Pledge Agreement executed by and between the parties above.